EXHIBIT 2.1






                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             WESTERN REFINING, INC.,

                          NEW ACQUISITION CORPORATION

                                     AND

                             GIANT INDUSTRIES, INC.

                          DATED AS OF AUGUST 26, 2006


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                           TABLE OF CONTENTS
                                                                    PAGE

ARTICLE 1 THE MERGER..............................................    1
Section 1.1  THE MERGER...........................................    1
Section 1.2  THE CLOSING..........................................    1
Section 1.3  EFFECTIVE TIME.......................................    2
Section 1.4  CERTIFICATE OF INCORPORATION.........................    2
Section 1.5  BYLAWS...............................................    2
Section 1.6  DIRECTORS AND OFFICERS...............................    2

ARTICLE 2 CONVERSION OF THE COMPANY SHARES........................    2
Section 2.1  EFFECT ON CAPITAL STOCK..............................    2
Section 2.2  DEPOSIT; EXCHANGE OF CERTIFICATES....................    3
Section 2.3  APPRAISAL RIGHTS.....................................    6
Section 2.4  ADJUSTMENTS..........................................    6
Section 2.5  EFFECT OF THE MERGER ON EQUITY AWARDS................    6

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........    7
Section 3.1  EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY........    7
Section 3.2  AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.....    8
Section 3.3  CAPITALIZATION.......................................    8
Section 3.4  SUBSIDIARIES.........................................    8
Section 3.5  NO VIOLATION.........................................    9
Section 3.6  NO CONFLICT..........................................   10
Section 3.7  SEC DOCUMENTS........................................   11
Section 3.8  LITIGATION AND LIABILITIES...........................   12
Section 3.9  ABSENCE OF CERTAIN CHANGES...........................   12
Section 3.10 TAXES................................................   13
Section 3.11 EMPLOYEE BENEFIT PLANS...............................   14
Section 3.12 LABOR MATTERS........................................   17
Section 3.13 ENVIRONMENTAL MATTERS................................   18
Section 3.14 INTELLECTUAL PROPERTY................................   19
Section 3.15 TITLE TO PROPERTIES..................................   19
Section 3.16 INSURANCE............................................   20
Section 3.17 NO BROKERS...........................................   20
Section 3.18 CONTRACTS; DEBT INSTRUMENTS..........................   21
Section 3.19 VOTE REQUIRED........................................   22
Section 3.20 CERTAIN APPROVALS....................................   22
Section 3.21 NO OTHER REPRESENTATIONS OR WARRANTIES...............   23

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.   23
Section 4.1  EXISTENCE; GOOD STANDING.............................   23
Section 4.2  AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.....   23
Section 4.3  NO CONFLICT..........................................   23
Section 4.4  NO BROKERS...........................................   24
Section 4.5  NO PRESENT INTENTION TO DIVEST ASSETS................   24
Section 4.6  SUFFICIENT FUNDS.....................................   24
Section 4.7  NO OTHER REPRESENTATIONS OR WARRANTIES...............   24



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ARTICLE 5 COVENANTS...............................................   24
Section 5.1  CONDUCT OF BUSINESS..................................   24
Section 5.2  NO SOLICITATION......................................   27
Section 5.3  STOCKHOLDER APPROVAL.................................   30
Section 5.4  FILINGS; REASONABLE BEST EFFORTS.....................   31
Section 5.5  INSPECTION...........................................   33
Section 5.6  PUBLICITY............................................   33
Section 5.7  EXPENSES.............................................   34
Section 5.8  INDEMNIFICATION AND INSURANCE........................   34
Section 5.9  EMPLOYEE BENEFITS....................................   36
Section 5.10 TAX MATTERS..........................................   38
Section 5.11 RESIGNATIONS.........................................   38
Section 5.12 409A COMPLIANCE......................................   38
Section 5.13 DEBT TENDER OFFER....................................   39

ARTICLE 6 CONDITIONS..............................................   40
Section 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO
             EFFECT THE MERGER....................................   40
Section 6.2  CONDITIONS TO OBLIGATION OF THE COMPANY TO
             EFFECT THE MERGER....................................   40
Section 6.3  CONDITIONS TO OBLIGATION OF PARENT TO
             EFFECT THE MERGER....................................   41

ARTICLE 7 TERMINATION.............................................   42
Section 7.1  TERMINATION BY MUTUAL CONSENT........................   42
Section 7.2  TERMINATION BY PARENT OR THE COMPANY.................   42
Section 7.3  TERMINATION BY THE COMPANY...........................   42
Section 7.4  TERMINATION BY PARENT................................   43
Section 7.5  EFFECT OF TERMINATION................................   44

ARTICLE 8 GENERAL PROVISIONS......................................   45
Section 8.1  SURVIVAL.............................................   45
Section 8.2  NOTICES..............................................   45
Section 8.3  ASSIGNMENT; BINDING EFFECT; BENEFIT..................   46
Section 8.4  ENTIRE AGREEMENT.....................................   46
Section 8.5  AMENDMENTS...........................................   47
Section 8.6  GOVERNING LAW; JURISDICTION; WAIVER OF
             JURY TRIAL; ATTORNEYS' FEES..........................   47
Section 8.7  COUNTERPARTS.........................................   47
Section 8.8  HEADINGS.............................................   47
Section 8.9  INTERPRETATION.......................................   47
Section 8.10 WAIVERS..............................................   49
Section 8.11 SEVERABILITY.........................................   49
Section 8.12 ENFORCEMENT OF AGREEMENT; LIMITATION ON DAMAGES......   49
Section 8.13 OBLIGATION OF MERGER SUB.............................   50
Section 8.14 EXTENSION; WAIVER....................................   50

                       AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 26, 2006, is among WESTERN REFINING, INC., a Delaware corporation ("Parent"), NEW ACQUISITION CORPORATION, a Delaware corporation and a direct and wholly-owned subsidiary of Parent ("Merger Sub"), and GIANT INDUSTRIES, INC., a Delaware corporation (the "Company").

                                 RECITALS

     WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), whereby each share of capital stock of the Company issued and outstanding prior to the Merger will be converted into the right to receive the Per Share Merger Consideration provided for herein;

     WHEREAS, the board of directors of the Company has determined that the Merger is fair to and in the best interests of the Company and its stockholders; and

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

                                 ARTICLE 1
                                 THE MERGER

     SECTION 1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company (sometimes hereinafter referred to as the "Surviving Corporation") shall be the surviving corporation in the Merger and shall be a wholly-owned, direct subsidiary of Parent. The Merger shall have the effects specified in the Delaware General Corporation Law ("DGCL").

     SECTION 1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment




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or waiver of those conditions) shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Parent and the Company may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     SECTION 1.3 EFFECTIVE TIME. If all the conditions to the Merger set forth in Article 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in
ARTICLE 7, on the Closing Date, a certificate of merger (the "Certificate of Merger") meeting the requirements of Section 251 of the DGCL shall be properly executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

     SECTION 1.4 CERTIFICATE OF INCORPORATION. At the Effective Time, the certificate of incorporation of the Company (other than the provisions of the certificate of incorporation of the Company setting forth the name of the Company and the incorporator of the Company, which shall not be amended), shall be amended to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

     SECTION 1.5 BYLAWS. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving
Corporation, until duly amended in accordance with applicable law.

     SECTION 1.6 DIRECTORS AND OFFICERS. The directors and officers of the Surviving Corporation shall consist of the directors and officers of Merger Sub, as it existed immediately prior to the Effective Time, until changed in accordance with applicable law.

                                ARTICLE 2
                     CONVERSION OF THE COMPANY SHARES

     SECTION 2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, the Merger shall have the following effects on the capital stock of the Company and Merger Sub, without any action on the part of the holder of any capital stock of the Company or Merger Sub:

     (a) Conversion of the Company Shares. Each share of common stock, $0.01 par value per share, of the Company (each a "Share") issued and outstanding immediately prior to the Effective Time (other than any Shares
(i) held by Parent, Merger Sub or any other wholly-owned Subsidiary (as defined in Section 8.9) of Parent, (ii) in the treasury of the Company or
(iii) held by any wholly-owned Subsidiary of the Company, which Shares, by




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virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares (as defined in Section 2.3)) shall automatically be converted into the right to receive US$83.00, without interest, in cash (the "Per Share Merger Consideration"). The aggregate amount of the Per Share Merger Consideration in respect of all Shares entitled thereto is referred to as the "Merger Consideration." The holder of a certificate that represented Shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate, the Per Share Merger Consideration to which such holder is entitled pursuant to this Section 2.1(a).

     (b) Cancellation of Shares. As of the Effective Time, all Shares that are issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive a cash amount equal to the Per Share Merger Consideration multiplied by the number of Shares formerly represented by the Certificate, to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2.

     (c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and the Surviving Corporation shall thereby become a wholly-owned, direct Subsidiary of Parent.

     SECTION 2.2  DEPOSIT; EXCHANGE OF CERTIFICATES

     (a) Deposit. On the first business day after the date hereof, Parent shall deposit $12,500,000 (the "Deposit") into an escrow account with Wells Fargo Bank, N.A. (the "Escrow Agent") pursuant to an Escrow Agreement of even date among the Company, Parent and the Escrow Agent (the "Escrow Agreement"). The Deposit shall be increased to $25,000,000 if the Closing has not occurred on or before November 30, 2006 because the condition set forth in Section 6.1(b) has not been satisfied. As provided in the Escrow Agreement, the Escrow Agent shall pay the Deposit to the Paying Agent (as defined below) to be applied towards the Merger Consideration at the Closing, or if this Agreement is terminated, to the Company or Parent, as the case may be, as provided in Section 7.5(b).

     (b) Paying Agent; Payment of Merger Consideration. Prior to the Closing Date, Parent shall appoint a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration. On or before the Closing Date, Parent shall deposit (or cause to be deposited) the Merger Consideration (such cash consideration being hereinafter referred to as the "Merger Fund") with the Paying Agent. The Merger Fund




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shall not include Per Share Merger Consideration for any Dissenting Shares,
and the holders of Dissenting Shares shall not be entitled to receive payment of the Per Share Merger Consideration related to such Dissenting Shares from the Merger Fund. The Merger Fund shall not be used for any other purpose.

     (c) Exchange Procedures. Promptly after the Effective Time (but not later than five (5) business days after the date on which the Effective Time occurs), Parent shall cause the Paying Agent to mail or deliver to each Person (as defined in Section 8.9) who was, at the Effective Time, a holder of record of Shares and whose Shares are being converted into the right to receive the Per Share Merger Consideration pursuant to this
Article 2 a letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall otherwise be in a form and have such other provisions as Parent may reasonably specify) containing instructions for use by holders of Certificates to effect the exchange of their Certificates for the Per Share Merger Consideration as provided herein. As soon as practicable after the Effective Time, each holder of an outstanding Certificate or Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates and such letter of transmittal duly executed and completed in accordance with the instructions thereto (together with such other documents as the Paying Agent may reasonably request) and acceptance thereof by the Paying Agent (or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement (it being understood that any references herein to "Certificates" shall be deemed to include references to book-entry account statements relating to the ownership of Shares)), be entitled to an amount of cash (payable by check) equal to the Per Share Merger Consideration multiplied by the number of Shares formerly represented by such Certificate or Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If cash is to be remitted to a Person other than the Person in whose name the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes (as defined in Section 8.9) required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax either has been paid or is not applicable.
Until surrendered as contemplated by this Section 2.2(c), at any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Per Share Merger Consideration upon such surrender.
No interest shall be paid or shall accrue on any cash payable as Per Share Merger Consideration.



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     (d)  No Further Ownership Rights.  All cash paid upon the surrender for exchange of Certificates formerly representing Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates, and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, then they shall be cancelled and exchanged as provided in this Article 2.

     (e) Investment of Merger Fund. The Paying Agent shall invest the Merger Fund as directed by Parent, provided that no gain or loss thereon shall affect the amounts payable to the Company's stockholders pursuant to
Section 2.1(a).

     (f) Termination of Merger Fund. Any portion of the Merger Fund which remains undistributed to the holders of Certificates for six (6) months after the Effective Time shall be delivered to Parent, and any holders of Certificates who have not theretofore complied with this ARTICLE 2 shall thereafter look only to Parent for payment of the Merger Consideration, subject to abandoned property, escheat and similar laws. Notwithstanding the foregoing, none of Parent, Surviving Corporation, the Paying Agent or any other Person shall be liable to any holder of a Certificate with regard to Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will distribute such Per Share Merger Consideration payable pursuant to this Agreement.

     (h) Withholding. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder (the "Treasury Regulations") or under any provision of state, local or foreign Tax law.
To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Paying Agent.






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     SECTION 2.3  APPRAISAL RIGHTS.  The Shares outstanding immediately prior to the Effective Time and held by a holder who neither shall have voted in favor of the Merger nor shall have consented thereto in writing and who shall have properly demanded appraisal for such Shares in accordance with the DGCL are referred to herein as "Dissenting Shares". Notwithstanding any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into a right to receive the Per Share Merger Consideration, and instead shall be entitled only to such rights as are provided under the DGCL. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall no longer be deemed to be Dissenting Shares and shall be treated as if they had been converted at the Effective Time into the right to receive the Per Share Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of such Shares. Except as required by applicable law or with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 2.4 ADJUSTMENTS. In the event that prior to the Effective Time, there shall have been declared or effected a stock split, subdivision, reverse stock split, consolidation and division, stock dividend or stock distribution (including any dividend, or distribution, of securities convertible into Shares), reorganization, recapitalization, reclassification or similar event made with respect to the Shares, the Per Share Merger Consideration shall be adjusted to reflect fully the appropriate effect of such event.

     SECTION 2.5  EFFECT OF THE MERGER ON EQUITY AWARDS.

     (a) Stock Options. The board of directors of the Company (or the appropriate committee thereof) shall adopt such resolutions or take such other actions as shall be required to cause each Stock Option (as defined in Section 3.3) to terminate and be cancelled at the Effective Time, with each holder of a Stock Option entitled to receive from Parent at the Effective Time a Cash Amount in settlement of such Stock Option. The "Cash Amount" shall be equal to the net amount of (i) the product of (A) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such Stock Option, multiplied by (B) the number of shares subject to such Stock Option, less (ii) any applicable withholdings for Taxes. If the exercise price per share of any Stock Option equals or exceeds the Per Share Merger Consideration, the Cash Amount therefor shall be $0.01 per share. Payment of the Cash Amount shall be communicated to each holder of Stock Options in a written notice from the Company that has been approved by Parent stating that, upon acceptance of the Cash Amount, such holder understands that no further payment is due to such holder on account of any Stock Options and all of such holder's rights under such Stock Options have terminated. All amounts payable to a holder of an outstanding Stock Option shall be rounded to the nearest cent.





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     (b)  Restricted Stock.  The Board of Directors of the Company (or the
appropriate committee thereof) shall adopt such resolutions or take such other actions as shall be required to cause all restrictions on the then-outstanding shares of Restricted Stock (as defined in Section 3.3) to lapse immediately prior to the Effective Time. Each holder of Restricted Stock shall be treated as a holder of Shares issued and outstanding immediately prior to the Effective Time.

     (c) Cancellation. As of the Effective Time, except as provided in this Section 2.5, all rights under any Stock Options and any provision of the Company's stock option plans providing for the issuance and grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall use its reasonable best efforts to ensure that, as of and after the Effective Time, except as provided in this
Section 2.5, no Person shall have any rights with respect to securities of the Company, the Surviving Corporation or any Subsidiary thereof.

     (d) Section 16 Exemption. Prior to the Effective Time, the Company and Parent shall use their reasonable best efforts to cause the transactions contemplated by this Section 2.5 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to the Company to be exempt under Rule 16b-3 of the Exchange Act.

                                 ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure letter delivered to Parent concurrently with the execution hereof (the "Disclosure Letter") or except for events or facts disclosed with reasonable specificity in the Company Reports (as defined in Section 3.7(a)) furnished or filed with the SEC on or after January 1, 2006 and prior to the date hereof, the Company represents and warrants to Parent and Merger Sub that:

     SECTION 3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.9). The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the Company's restated certificate of incorporation and bylaws previously made available to Parent are true and correct and contain all amendments as of the date hereof.



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
     SECTION 3.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the approval and adoption of this Agreement by the Company's stockholders. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to or limiting creditors' rights generally and general principles of equity.

     SECTION 3.3 CAPITALIZATION. The authorized capital stock of the Company consists of 50,000,000 Shares and 10,000,000 shares of Preferred Stock, $0.01 par value per share, of the Company ("Preferred Stock"). As of the date hereof, there were (a) 14,639,312 Shares issued and outstanding, (b) 3,751,980 Shares held by the Company as treasury shares,
(c) no shares of Preferred Stock issued and outstanding, (d) 97,500 Shares subject to stock options to purchase Shares ("Stock Options"), all of which are vested as of the date hereof, and (e) 38,100 shares of restricted stock ("Restricted Stock") issued and outstanding (all of which Shares of Restricted Stock are included in the issued and outstanding Shares described in clause (a)). All issued and outstanding Shares (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon the Company and (iii) were issued in compliance with the restated certificate of incorporation and bylaws of the Company and all applicable federal and state securities laws, rules and regulations. Except (x) as set forth in this Section 3.3, (y) for any Shares issued pursuant to the exercise of the Stock Options referred to in subsection (d) above and (z) for Stock Options issued under the Company's stock option plans after the date of this Agreement in compliance with Section 5.1 and the Shares issued pursuant to the exercise of such Stock Options, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, stockholder rights plan or similar instruments, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of the Company or any of its Subsidiaries. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     SECTION 3.4 SUBSIDIARIES. Each of the Company's Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or limited liability company power and




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authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to transact business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly (as specified on Schedule 3.4 of the Disclosure Letter), by the Company free and clear of all Liens (as defined in Section 3.6), except to the extent of any Liens set forth on Schedule 3.4 of the Disclosure Letter. Schedule 3.4 of the Disclosure Letter sets forth, for each Subsidiary of the Company, its name and jurisdiction of incorporation or organization. Except as set forth on Schedule 3.4 of the Disclosure Letter, no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights (whether by law, pre-emptive or contractual) to convert any obligations into or otherwise acquire shares of capital stock or ownership interests in any of the Subsidiaries of the Company are outstanding or will come into existence as a result of the execution of this Agreement or consummation of the transactions contemplated hereby.

     SECTION 3.5 NO VIOLATION. Neither the Company nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws or operating agreement, as applicable, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any federal, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, any other regulatory body or arbitration board or tribunal (a "Governmental Authority"), or any law, ordinance, governmental rule or regulation to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any Governmental Authority, except, in the case of matters described in clause (b) or (c), as have not had and would not reasonably be expected to have a Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses as now conducted or currently proposed to be conducted (the "Company Permits") and (ii) the Company and its Subsidiaries are in compliance with the terms of the Company Permits. As of the date of this Agreement, to the knowledge of the Company, no material investigation by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened. As of the Closing Date, no investigation by any Governmental Authority with respect to the Company will be pending or threatened, except for any such investigation that would not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.6  NO CONFLICT.

     (a) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the restated certificate of incorporation or bylaws of the Company; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any liens, pledges, security interests, claims, preferential purchase rights or other similar rights, interests or encumbrances ("Liens") upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Company Permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as have not had and would not reasonably be expected to have a Material Adverse Effect.

     (b) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority, other than (i) the filings provided for in ARTICLE 1 of this Agreement, (ii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act") or applicable state securities and "Blue Sky" laws, and applicable state or foreign competition or antitrust laws, (iii) such other consents, approvals, authorizations, filings or registrations as may be required under any Environmental Health or Safety Law (as defined in Section 3.13) pertaining to any notification, disclosure or required approval necessitated by the Merger, and (iv) such other consents, approvals, authorizations, filings or registrations the failure of which to obtain or make has not had and would not reasonably be expected to have a Material Adverse Effect ((i), (ii), (iii) and (iv), collectively, the "Regulatory Filings")).

     (c) Other than as contemplated by Section 3.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Company Permits and any contracts or leases of the Company or any of its Subsidiaries or for the Company to consummate the transactions contemplated hereby, except where the failure to receive such consents or other certificates has not had and would not reasonably be expected to have a Material Adverse Effect.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment from the Company (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of the Company under any Company Plan (as defined in Section 3.11) or otherwise; (ii) increase any benefits otherwise payable under any Company Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     SECTION 3.7  SEC DOCUMENTS.

     (a) The Company has made available to Parent each registration statement, report, proxy statement or information statement (other than preliminary materials) or other documents filed or furnished by it with the Securities and Exchange Commission ("SEC") on or after January 1, 2005, each in the form (including exhibits and any amendments thereto) filed or furnished with the SEC prior to the date hereof (collectively, the "Company Reports"), and the Company has filed or furnished all forms, reports and documents required to be filed or furnished by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Company Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein (with respect to any prospectus, in the light of the circumstances under which they were made) not misleading.

     (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders' equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except, in the case of unaudited statements, for year-end audit adjustments and as otherwise may be noted therein. There are no obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise, of the Company or any of its Subsidiaries, other than those liabilities and obligations (i) that are disclosed or otherwise reflected or reserved for in the financial statements and the notes thereto included in the Company Reports (the "Company Financial Statements"), provided that such liabilities are reasonably apparent on the face of the Company Financial Statements, (ii) that are not required under generally accepted accounting principles to be disclosed, reflected or reserved for in the Company Financial Statements, (iii) that have been incurred in the ordinary course of business since June 30, 2006, (iv) related to expenses associated with the transactions contemplated by this Agreement or (v) that have not had and would not reasonably be expected to have a Material Adverse Effect.

     (c) Based on the evaluation of its controls and procedures conducted in connection with the preparation and filing of the Company's most recent Quarterly Report on Form 10-Q, the Company has no knowledge of (i) any significant deficiencies or material weaknesses in the design or operation of the Company's internal control over financial reporting that are likely to adversely affect the Company's ability to record, process, summarize and report financial data; or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company's internal control over financial reporting.

     (d) Since the date of the most recent evaluation of such controls and procedures, there have been no significant changes in the Company's internal controls that materially affected or are reasonably likely to materially affect the Company's internal controls over financial reporting.

     SECTION 3.8 LITIGATION AND LIABILITIES. There are no actions, suits or proceedings pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority, other than those that have not had and would not reasonably be expected to have a Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders of any Governmental Authority against the Company or any of its Subsidiaries, other than those that have not had and would not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.9 ABSENCE OF CERTAIN CHANGES. Since December 31, 2005, except as contemplated by this Agreement, the Company has conducted its business only in the ordinary and usual course of business and, during such period, there has not been (i) any event, condition, action or occurrence that has had or would reasonably be expected to have a Material Adverse Effect; (ii) any change by the Company or any of its Subsidiaries in any of its accounting methods, principles or practices, except for changes required by generally accepted accounting principles, or any of its Tax methods, practices or elections, except for any changes that have not had and would not reasonably be expected to have a Material Adverse Effect;
(iii) any damage, destruction, or loss to the business or properties of the Company and its Subsidiaries not covered by insurance, except as has not had and would not be reasonably expected to have a Material Adverse Effect;
(iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or any other acquisition by the Company of any such stock; (v) any change in the capital stock or in the number of shares or classes of the Company's authorized or outstanding capital stock (other than as a result of issuances under the Company's stock option plans permitted hereunder pursuant to Section 5.1 or exercises of outstanding Stock Options); or (vi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan for the benefit of any directors, officers or key employee of the Company or any of its Subsidiaries, other than bonuses and salary increases for employees who are not directors or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice.

     SECTION 3.10  TAXES.

     (a) Each of the Company and its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation is or was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with appropriate Governmental Authorities all Tax Returns (as defined in Section 8.9) required to be filed by or with respect to it, except to the extent that any failure to file would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all Taxes required to be paid by it other than those being contested in good faith by the Company or a Subsidiary of the Company and adequately provided for on the Company Financial Statements.

     (b) Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the federal income Tax Returns of the Company and each of its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods; (ii) there is no pending or, to the knowledge of the Company, threatened examination, investigation, audit, suit, action, claim or proceeding relating to Taxes of the Company or any of its Subsidiaries; (iii) all deficiencies asserted as a result of any examinations of the Company and its Subsidiaries by any Tax Authority (as defined in Section 8.9) have been paid fully, settled or adequately provided for in the Company Financial Statements; (iv) as of the date hereof, neither the Company nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the filing of any Tax Return or the assessment of any Taxes of the Company or any of its Subsidiaries that will be outstanding as of the Effective Time; (v) neither the Company nor any of its Subsidiaries has granted a power of attorney that remains outstanding with regard to any Tax matter; (vi) neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement; and (vii) there are no Tax Liens on any assets of the Company or its Subsidiaries except for (A) Taxes not yet currently due and
(B) matters being contested by the Company or its Subsidiaries in good faith for which adequate reserves are reflected in the Company Financial Statements.

     (c) Neither the Company nor any of its Subsidiaries is now or has ever been a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

     (d) Neither the Company nor any of its Subsidiaries has ever participated, directly or indirectly, in a transaction which is described in Treasury Regulation Sections 1.6011-4(b), and neither the Company nor any of its Subsidiaries has ever held "an interest" in a "potentially abusive tax shelter," as those terms are defined in Treasury Regulation
Section 301.6112-1.

     (e) Neither the Company nor any of its Subsidiaries has ever been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.

     (f) The Company and its Subsidiaries have properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to employees, independent contractors, creditors, stockholders and other third parties.

     Each reference to a provision in this Section 3.10 shall be treated for state, local and foreign Tax purposes as a reference to analogous or similar provisions of state, local and foreign law.

     SECTION 3.11  EMPLOYEE BENEFIT PLANS.

     (a) For purposes of this Section 3.11, the Subsidiaries of the Company shall include any enterprise which, with the Company, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of
Section 414(b), (c) or (m) of the Code.

     (b) All employee benefit plans, programs, arrangements and agreements (whether or not described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not written or oral and whether or not legally enforceable (in part or in full)) covering active, former or retired employees of the Company and its Subsidiaries which provide material benefits to such employees, or as to which the Company or any of its Subsidiaries has any material liability or material contingent liability, are listed on Schedule 3.11(b) of the Disclosure Letter (the "Company Plans").

     (c) The Company has made available to Parent a true, correct and complete copy of each of the Company Plans, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and record-keeping agreements, each as in effect on the date hereof. In the case of any Company Plan that is not in written form, Parent has been supplied with an accurate description of such Company Plan as in effect on the date hereof. A true, correct and complete copy of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and IRS determination or opinion letter with respect to each Company Plan, to the extent applicable, and the most recent schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Company Plan have been made available to Parent. There have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied that have had or would reasonably be expected to have a Material Adverse Effect.

     (d) All Company Plans comply in form and have been administered in operation in all material respects with all applicable requirements of law, excluding any deficiencies that have not had and would not reasonably be expected to have a Material Adverse Effect, no event has occurred which will or could cause any such Company Plan to fail to comply with such requirements, excluding any deficiencies that have not had and would not reasonably be expected to have a Material Adverse Effect, and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

     (e) All required employer contributions under any such plans have been made or will be timely made as of the Effective Time or properly reflected on the Company Financial Statements in accordance with generally accepted accounting principals, except for any deficiencies that have not had and would not reasonably be expected to have a Material Adverse Effect. No changes in contributions or benefit levels with respect to any of the Company Plans have been communicated to employees or are scheduled to occur after the date of this Agreement other than in the ordinary course of business.

     (f) To the extent applicable, the Company Plans comply in all material respects with the requirements of ERISA, the Code and any other applicable Tax act and other applicable laws, and any Company Plan intended to be qualified under Section 401(a) of the Code has received or made timely application for a favorable determination or opinion letter from the IRS that such Company Plan is in compliance with "GUST," all amendments required to be made to such Company Plan after the issuance of the "GUST" determination or opinion letter have been timely made and no amendment has been made or action taken that could cause the loss of such qualified status.

     (g) No Company Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code.

     (h) There are no pending or, to the knowledge of the Company, anticipated material claims against or otherwise involving any of the Company Plans and no material suit, action or other litigation has been brought against or with respect to any Company Plan or any of the fiduciaries thereof.

     (i) Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur any liability under Section 412 of the Code,
Section 302 of ERISA or subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of section 4001(a)(15) of ERISA, currently or formerly sponsored, maintained, or contributed to (or required to be contributed to) by the Company, any of its Subsidiaries or any entity which is considered one employer with the Company under Section 4001 of ERISA.

     (j) Neither the Company nor any of its Subsidiaries has incurred and or reasonably expects to incur any liability under subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of
Section 4001(a)(3) of ERISA.

     (k) None of the assets of any Company Plan is invested in employer securities (as defined in Section 407(d)(1) of ERISA) or employer real property (as defined in Section 407(d)(2) of ERISA).

     (l) There have been no material "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan.

     (m) There have been no acts or omissions by the Company or any of its Subsidiaries which have given rise to or may give rise to material fines, penalties, Taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its Subsidiaries are or may be liable.

     (n) Each Company Plan which constitutes a "group health plan" (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current and former affiliates which must be taken into account under Sections 4980B and 414(t) of the Code or Section 601 of ERISA, has been operated in material compliance with applicable law, including coverage requirements of Sections 4980B of the Code, Chapter 100 of the Code and Section 601 of ERISA to the extent such requirements are applicable.

     (o) Neither the Company nor any of its Subsidiaries has any liability or contingent liability for providing, under any Company Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code.

     (p) Obligations under the Company Plans are properly reflected in the Company Financial Statements in accordance with generally accepted accounting principles.

     (q) Each Company Plan may be amended or terminated without material liability (other than with respect to the payment of benefits in the ordinary course) to the Company or any of its Subsidiaries at any time and without contravening the terms of such plan, or any law or agreement. Except as set forth in this Agreement, following the Effective Time, Parent or any of its Subsidiaries (or any successors thereto) may amend or terminate or cause to be amended or terminated any Company Plan without material liability (other than with respect to the payment of benefits in the ordinary course) to Parent or any of its Subsidiaries (or successors thereto).

     (r) Except with respect to the Merger Consideration or as otherwise specifically provided for in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees. No Company Plan provides for the payment of any amounts that could reasonably be expected to be an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

     (s) Each Company Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code has been administered in material compliance with Section 409A of the Code since January 1, 2005 and either has been or shall be timely amended to comply in form with Section 409A of the Code and applicable guidance issued pursuant thereto.

     SECTION 3.12  LABOR MATTERS.

     (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

     (b) Neither the Company nor any of its Subsidiaries is subject to any labor dispute, strike or work stoppage that has had or would reasonably be expected to have a Material Adverse Effect.

     (c) To the Company's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

     SECTION 3.13  ENVIRONMENTAL MATTERS.

     (a) The Company and its Subsidiaries and their respective businesses and operations have been and are in compliance in all material respects with all applicable final and binding orders of any court, Governmental Authority or arbitration board or tribunal and any applicable law, policy, decree, edict, ordinance, rule, regulation, standard or other legal requirement (including common law) related to human health and the environment ("Environmental Health and Safety Laws") and possess and are in compliance in all material respects with any permits or licenses required under Environmental Health and Safety Laws. There are no past or present facts, conditions or circumstances that materially interfere with the conduct of the business and operations of the Company and its Subsidiaries in the manner now conducted or which materially interfere with continued compliance with any Environmental Health and Safety Law.

     (b) There are no judicial or administrative proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that allege the material violation of or seek to impose material liability pursuant to any Environmental Health and Safety Law, and there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with the businesses and operations of the Company and its Subsidiaries, including but not limited to on-site or off-site disposal, release or spill of any material, substance or waste classified, characterized or otherwise regulated as hazardous, toxic, pollutant, contaminant or words of similar meaning under Environmental Health and Safety Laws, including petroleum or petroleum products or byproducts ("Hazardous Materials") which constitute a material violation of Environmental Health and Safety Law or are reasonably likely to give rise to (i) material costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Health and Safety Law, (ii) material claims arising for personal injury, property damage or damage to natural resources, or (iii) material fines, penalties or injunctive relief.

     (c) Neither the Company nor any of its Subsidiaries has (i) received any written notice of material noncompliance with, material violation of, or material liability or potential liability under any Environmental Health and Safety Law nor (ii) entered into any material consent decree, order or similar agreement. Neither the Company nor any of its Subsidiaries is subject to any material order of any court or Governmental Authority or tribunal under any Environmental Health and Safety Law relating to the cleanup of any Hazardous Materials

     (d) Neither the Company nor any of its Subsidiaries has received notice of any material claim under Environmental Health and Safety Laws relating to the business or operations of the Company or its Subsidiaries.

     (e) Schedule 3.13 of the Disclosure Schedule lists all material permits, licenses or similar approval documents which are required for operation in compliance with applicable Environmental Health and Safety Laws.

     SECTION 3.14 INTELLECTUAL PROPERTY. The Company and its Subsidiaries own or possess all necessary licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights has not had and would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received any notice of any assertions or claims challenging the validity of any of the foregoing, except for any such assertions or claims that would not reasonably be expected to have a Material Adverse Effect. Except in the ordinary course of business, neither the Company nor any of its Subsidiaries has granted to any other Person any license to use any of the foregoing. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, the conduct of the Company's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others. As of the date of this Agreement, to the knowledge of the Company, there is no infringement of any proprietary right owned by or licensed by or to the Company or any of its Subsidiaries. As of the Closing Date, there will be no infringement of any proprietary right owned by or licensed by or to the Company, except for any such infringement as would not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.15  TITLE TO PROPERTIES.

     (a) Except for goods and other property sold, used or otherwise disposed of since June 30, 2006 in the ordinary course of business for fair value, as of the date hereof, the Company and its Subsidiaries have good and indefeasible title to, or hold valid leasehold interests in, or valid rights of way, easements or licenses over, under and across, all their respective properties, interests in properties and assets, real and personal, reflected in the Company Financial Statements, free and clear of any Lien, except: (i) Liens reflected in the balance sheet of the Company as of June 30, 2006 included in the Company Reports; (ii) Liens for current Taxes not yet due and payable; (iii) Liens of mechanics, materialmen, workmen and operators arising by operation of law in the ordinary course of business, or by written agreement existing as of the date hereof, for sums not yet due or being contested in good faith by appropriate proceedings; and (iv) such imperfections of title, easements and Liens that have not had and would not reasonably be expected to have a Material Adverse Effect.
All leases and other agreements pursuant to which the Company or any of its Subsidiaries leases, subleases or otherwise acquires or obtains operating rights affecting any real or personal property are valid, binding and enforceable in accordance with their terms, except where the failure to be valid, binding and enforceable has not had and would not reasonably be expected to have a Material Adverse Effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect. No consents or other approvals of any lessor, or its lender, are required under any material lease as a result of the consummation of the transactions contemplated by this Agreement.

     (b) The tangible assets, including without limitation, refinery improvements, terminal improvements, pipelines and equipment of the Company and its Subsidiaries (i) are in good operating condition and repair, subject to ordinary wear and tear, and have been maintained in accordance with standard industry practice, (ii) are adequate for the purpose for which they are being used and are capable of being used in the business as presently conducted without present need for replacement or repair, except in the ordinary course of business, (iii) conform in all material respects with all applicable legal requirements, and (iv) in the aggregate provide the capacity to engage in their respective businesses on a continuous basis, subject to routine maintenance.

     SECTION 3.16 INSURANCE. The Company and its Subsidiaries maintain insurance coverage as set forth on Schedule 3.16 of the Disclosure Letter. True and complete copies of each insurance policy maintained by the Company and its Subsidiaries have been previously provided to Parent.

     SECTION 3.17 NO BROKERS. The Company has not entered into any contract, arrangement or understanding with any Person which may result in the obligation of Parent, Merger Sub or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Deutsche Bank Securities Inc. to act as its financial advisor in connection with the Merger, the terms of which (including the fees owed by the Company in connection therewith) have been disclosed in writing to Parent prior to the date hereof.

     SECTION 3.18  CONTRACTS; DEBT INSTRUMENTS.

     (a) Set forth on Schedule 3.18(a) of the Disclosure Letter are the following contracts (such contracts, together with the contracts filed as exhibits to the Company Reports, are collectively referred to as the "Material Contracts"):

          (i) The current list of contracts maintained by the Company in the ordinary course of business for financial reporting purposes;

          (ii) contracts that involve a sharing of profits, losses, costs or liabilities with other Persons;

          (iii) contracts with respect to any partnership, joint venture or strategic alliance with any other Person;

          (iv) all employment agreements other than those that are terminable at will by the Company without liability to the Company or any of its Subsidiaries with respect to such termination in excess of $100,000, all severance agreements providing for severance payments in excess of $100,000, and all director or officer indemnification agreements;

          (v) contracts containing covenants purporting to limit the freedom of the Company or any of its Subsidiaries, or that will limit the freedom of Parent, the Surviving Corporation or any of their Subsidiaries, to compete in any line of business in any geographic area or to solicit customers, clients or employees, other than (A) covenants restricting solicitation of employees of customers or suppliers and (B) customary covenants not to compete in a limited geographic area entered into by the Company or its Subsidiaries in connection with the sale of retail locations and associated convenience stores; or

          (vi) upon which the Company's business is substantially dependent or the termination or cancellation of which would reasonably be expected to have a Material Adverse Effect.

     As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract that is material to the conduct of their respective business other than the Material Contracts.

     (b) Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound except for such violations or defaults that would not result in a material liability to the Company or otherwise have a Material Adverse Effect. Each Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company or its Subsidiaries, as applicable, and each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to or limiting creditors' rights generally and general principles of equity and except as would not result in a material liability to the Company and has not had and would not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred that (whether with or without notice or lapse of time or both) would reasonably be expected to constitute a default by any other party thereto under any Material Contract or that would result in a right of termination of any Material Contract except for any such defaults or terminations that would not result in a material liability to the Company and have not had and would not reasonably be expected to have a Material Adverse Effect.

     (c) Schedule 3.18(c) of the Disclosure Letter lists all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments as of the date hereof pursuant to which any indebtedness of the Company or any of its Subsidiaries in excess of $1,000,000 is outstanding or may be incurred, indicating the respective principal amounts outstanding thereunder as of the date hereof and the respective maturity dates.

     (d) There is no contract, commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or subject to that has had or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its Subsidiaries or any contract that may be terminable as a result of Parent's or any of Parent's Subsidiaries' status as a competitor of any party to such contract, except, in each case, for any prohibition, impairment or termination right that has not had and would not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.19 VOTE REQUIRED. The Company's board of directors has unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger. The affirmative vote of the holders of a majority of the Shares outstanding as of the applicable record date, either at a meeting of the Company's stockholders (or an adjournment thereof) or by written consent of stockholders, is the only vote necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (as applied to this Agreement and the transactions contemplated hereby, including the Merger, the "Requisite Vote").

     SECTION 3.20 CERTAIN APPROVALS. The Company's board of directors has taken any and all necessary and appropriate action to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, the restrictions and voting requirements contained in Section 203 of the DGCL and any other "fair price," "moratorium," control share acquisition, interested stockholder or other similar antitakeover provision or regulation applicable to the Company and any restrictive provision of any antitakeover provision in the restated certificate of incorporation or bylaws of the Company.

     SECTION 3.21 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties of the Company contained in this Agreement, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representations or warranties in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations or warranties on behalf of the Company.

                                ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES
                         OF PARENT AND MERGER SUB

     Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

     SECTION 4.1 EXISTENCE; GOOD STANDING. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The copies of each of Parent's and Merger Sub's charter documents previously made available to the Company are true and correct and contain all amendments as of the date hereof.

     SECTION 4.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The consummation by each of Parent and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes the valid and legally binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to or limiting creditors' rights generally and general principles of equity.

     SECTION 4.3  NO CONFLICT.

     (a) Neither the execution and delivery by Parent and Merger Sub of this Agreement nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will:
(i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; or (ii) contravene or conflict with, or constitute a material violation of, any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Parent or any of its Subsidiaries.

     (b) Neither the execution and delivery by Parent and Merger Sub of this Agreement nor the consummation by Parent or Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority, other than the Regulatory Filings.

     SECTION 4.4 NO BROKERS. Parent will pay all fees and charges of any advisor or broker retained by it in connection with the transactions contemplated by this Agreement.

     SECTION 4.5 NO PRESENT INTENTION TO DIVEST ASSETS. As of the date of this Agreement, Parent has no present intention to cause the Surviving Corporation to divest any of its refineries, any significant number of its retail outlets or any significant amount of assets comprising the wholesale operation of the Company following the Closing, and as of the Effective Time, Parent shall have no such present intentions except as may be required to satisfy the requirements of any Governmental Authority in order to obtain necessary approvals to consummate the transactions contemplated hereby.

     SECTION 4.6 SUFFICIENT FUNDS. At Closing, Parent will have sufficient funds available to pay the Merger Consideration and to perform its other obligations pursuant to this Agreement. Parent has received a commitment letter, dated as of August 15, 2006 from Bank of America, N.A., pursuant to which such lender has committed, subject to the terms and conditions set forth therein, to provide to Parent sufficient funds to pay the Merger Consideration. A true and complete copy of such commitment letter as in effect on the date of this Agreement has been furnished to the Company.

     SECTION 4.7 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties of Parent and Merger Sub contained in this Agreement, Parent and Merger Sub are not making and have not made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representations or warranties in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations or warranties on behalf of Parent or Merger Sub.

                                ARTICLE 5
                                COVENANTS

     SECTION 5.1  CONDUCT OF BUSINESS.

     (a) The Company's Business. Prior to the Effective Time, except as set forth in Schedule 5.1 of the Disclosure Letter or as expressly contemplated by this Agreement or as consented to in writing by Parent, the
Company:

          (i) shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course consistent with past practices;

          (ii) shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and key employees and maintain satisfactory relationships with those Persons having business relationships with it;

          (iii) shall not amend its restated certificate of incorporation or bylaws;

          (iv) shall promptly notify Parent of any material adverse change in its financial condition or business or any termination, cancellation, repudiation or material breach of any Material Contract or any other relationship with a significant customer (or communications expressly indicating the same may be contemplated), or the institution of any material litigation or governmental complaints, investigations or hearings (or communications in writing indicating the same may be contemplated), or the breach of any representation or warranty contained herein;

          (v) shall promptly make available (in paper form or via the Internet) to Parent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (vi) shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed in the Disclosure Letter or referred to in clause
(B) below, issue any shares of its capital stock, dispose of any treasury shares, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (C) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock except pursuant to contractual commitments existing on the date of this Agreement and disclosed in the Disclosure Letter; (D) increase any compensation or benefits of any officer, director, employee or agent of the Company or any of its Subsidiaries, or enter into or amend any employment agreement or severance agreement with any of its present or future officers, directors or employees, or (E) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law or this Agreement) any existing employee benefit plan in any material respect;

          (vii) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock;

          (viii) shall not, and shall not permit any of its Subsidiaries to, redeem, purchase or otherwise acquire any shares of its capital stock, any shares of capital stock of any of the Company's Subsidiaries, or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action;

          (ix) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including the capital stock of its Subsidiaries), except in the ordinary course of business;

          (x) shall not, and shall not permit any of its Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed in the Disclosure Letter authorize, propose, agree to, enter into or consummate any merger, consolidation or business combination transaction (other than the Merger) or acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (xi) shall not, except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (xii) shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are consistent with past practices;

          (xiii) shall not, and shall not permit any of its Subsidiaries to, (A) make or rescind any express or deemed election relating to Taxes,
(B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes for an amount in excess of $100,000, (C) file an amended Tax Return, (D) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or (E) change (or make a request to any Tax Authority to change) in any respect any of its methods of accounting for Tax purposes;

          (xiv) except as set forth on the budget and capital expenditure schedule included in the Disclosure Letter, shall not, nor shall it permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money (except under credit lines in existence as of the date of this Agreement) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others, (B) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material Liens on the property of the Company of any of its Subsidiaries in connection with any indebtedness thereof or (C) make or commit, or enter into agreements that would require them to make, capital expenditures;

          (xv) subject to Section 5.4, shall not take any action that is reasonably expected to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any Governmental Authority or the expiration of any applicable waiting period required to consummate the Merger;

          (xvi) terminate, amend, modify or waive any provision of any confidentiality or standstill agreement (provided that such restrictions shall not apply to non-disclosure or confidentiality agreements entered into in the ordinary course of business with third parties that are not material in scope) to which it or any of its Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

          (xvii) shall not enter into or amend, in any material respect, any agreement with any holder of the Company's capital stock with respect to holding, voting or disposing of such shares;

          (xviii) except as specifically contemplated by Section 2.5, shall not by resolution of its board of directors cause or permit the acceleration of rights, benefits or payments under any Company Plans;

          (xix) shall not split, combine, subdivide or reclassify its outstanding shares of capital stock;

          (xx)  shall not purchase any shares of capital stock of Parent;

          (xxi) shall not, and shall not permit any of its Subsidiaries to,
(A) do business in any country in which the Company and its Subsidiaries are not doing business as of the date hereof or (B) enter into any joint venture, partnership or other joint business venture with any Person;

          (xxii) subject to Section 5.6 hereof, shall not issue any press release or make any public announcement, except in accordance with the Company's past practices or as required to comply with applicable law or any applicable listing standards of a national securities exchange; and

          (xxiii) shall not, and shall not permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions.

     (b) Parent's Business. Prior to the Effective Time, except as expressly contemplated by this Agreement or as consented to in writing by the Company, Parent:

          (i) shall not, and shall not permit any of its Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed to the Company, authorize, propose, agree to, enter into or consummate any merger, consolidation or business combination transaction (other than the Merger) or acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, if such transaction would materially delay the consummation of the transactions described in this Agreement;

          (ii)  shall not adopt a plan of complete or partial liquidation;

          (iii) subject to Section 5.4, shall not take any action that is reasonably expected to materially delay or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any Governmental Authority or the expiration of any applicable waiting period required to consummate the Merger;

          (iv) shall not, and shall not permit any of its Subsidiaries to, acquire beneficial ownership of Shares constituting more than 4.9% of the then-outstanding Shares, except pursuant to the Merger; and

          (v) shall not, and shall not permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions.

     (c) No Control. Notwithstanding the provisions of Section 5.1(a), nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

     SECTION 5.2  NO SOLICITATION

     (a) The Company agrees that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement, it (i) will not (and the Company will not permit its officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by the Company, to) solicit, initiate or encourage (including by way of furnishing non-public information) any inquiry, proposal or offer (including any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination, sale of assets, sale of stock or joint venture or similar transaction involving any assets or class of capital stock of the Company, or any acquisition of the capital stock of the Company or a business or assets (other than sales of current assets in the ordinary course of business) of the Company in a single transaction or a series of related transactions, or any combination of the foregoing (any such proposal, offer or transaction being hereinafter referred to as an "Acquisition Proposal") or engage in any discussions or negotiations concerning an Acquisition Proposal; and (ii) will immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal; provided that, subject to Section 7.3(b), nothing contained in this Agreement shall prevent the Company or its board of directors from (A) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making any disclosure to the Company's stockholders if the Company's board of directors determines in good faith that the failure to make such disclosure would result in a breach of its fiduciary duties under applicable law or (B) providing information (pursuant to a confidentiality agreement in reasonably customary form and which does not contain terms that prevent the Company from complying with its obligations under this Section 5.2) to or engaging in any negotiations or discussions with any Person or group who has made an unsolicited bona fide Acquisition Proposal with respect to all of the outstanding shares of capital stock of the Company or all or substantially all of the assets of the Company if, with respect to the actions set forth in clause (B), (x) the Company's board of directors determines in good faith and after consultation with its financial advisors, taking into account all financial considerations, including the legal, financial, regulatory and other aspects of the Acquisition Proposal deemed relevant by the Company's board of directors, the identity of the Person making the Acquisition Proposal, and the conditions and prospects for completing the Acquisition Proposal, that such Acquisition Proposal is reasonably likely to result in a transaction more favorable to the holders of the Shares from a financial point of view than the Merger (a "Superior Proposal") and (y) the board of directors of the Company, after consultation with its outside legal counsel, determines in good faith that the failure to do so would result in a breach of its fiduciary obligations under applicable law.

     (b) The Company agrees that it will notify Parent promptly (and in any event within 24 hours) if any proposal or offer relating to or constituting an Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its officers, directors, employees, agents or representatives. In connection with such notice, the Company shall indicate the identity of the Person or group making such request or inquiry or engaging in such negotiations or discussions and the material terms and conditions of any Acquisition Proposal. Thereafter, the Company shall keep Parent fully informed on a prompt basis (and in any event within 24 hours) of any material changes, additions or adjustments to the terms of any such proposal or offer. Prior to taking any action referred to in clause (B) of the proviso of Section 5.2(a)(i), if the Company intends to participate in any such discussions or negotiations or provide any such information to any such third party, the Company shall give prior written notice to Parent.

     (c) Nothing in this Section 5.2 shall permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, the Company shall not enter into any agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement and/or standstill agreement permitted under Section 5.2(a)(i) in reasonably customary form and which does not contain terms that prevent the Company from complying with its obligations under this Section 5.2.

     SECTION 5.3  STOCKHOLDER APPROVAL

     (a) The Company, acting through its board of directors, shall, in accordance with applicable laws:

          (i) promptly prepare and file with the SEC a preliminary proxy statement on Schedule 14A relating to the Merger and this Agreement and (x) obtain and furnish the information required to be included by the SEC in such filing and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and, subject to compliance with the Exchange Act, and SEC rules and regulations promulgated thereunder, cause a notice of a special meeting and a definitive proxy statement (the "Proxy Statement") to be mailed to the Company's stockholders no later than the time required by applicable laws and the restated certificate of incorporation and bylaws of the Company, and (y) subject to Section 7.3(b), seek to obtain the necessary approvals of the Merger and this Agreement by the Company's stockholders;

          (ii) duly call, give notice of, convene and hold a special meeting of the Company's stockholders (the "Stockholders' Meeting") as soon as practicable after the date on which the Proxy Statement has been mailed to the Company's stockholders for the purpose of considering and taking action upon the Merger and this Agreement; and

          (iii) include in the Proxy Statement the recommendation of the Company's board of directors that its stockholders vote in favor of the approval and adoption of the Merger and this Agreement; provided, however, that at any time prior to the Requisite Vote being obtained, the Company's board of directors may (a) fail to make, withdraw, or propose to withdraw the recommendation or declaration of advisability by the Company's board of directors of this Agreement, or (b) only to the extent permitted by and in compliance with Section 7.3(b), recommend or propose to recommend any Superior Proposal or enter into a transaction that constitutes a Superior Proposal, if, in the case of either (a) or (b), the Company's board of directors, after consultation with its outside legal counsel, determines in good faith that the failure to do so would result in a breach of its fiduciary obligations under applicable law.

     (b) If, at any time prior to the Stockholders' Meeting, any event shall occur relating to the Company or the transactions contemplated by this Agreement that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly notify in writing Parent of such event. In such case, the Company, with the cooperation of Parent, shall promptly prepare, file with the SEC and mail such amendment or supplement.

     (c) Parent shall furnish to the Company information relating to Parent and Merger Sub required under the Exchange Act and SEC rules and regulations promulgated thereunder to be set forth in the Proxy Statement and any amendments or supplements thereto. All such information shall be true and correct and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the information, in light of the circumstances under which the information is provided, not misleading.

     (d) The Company shall consult with Parent with respect to the Proxy Statement, and any amendments or supplements thereto, and shall afford Parent reasonable opportunity to comment thereon prior to finalization of the Proxy Statement. The Company agrees to notify Parent at least three
(3) business days prior to the mailing of the Proxy Statement, or any amendments or supplements thereto, to the Company's stockholders.

     (e) Parent agrees that it will (i) vote, or cause to be voted, all of the Shares, if any, owned by it or any of its Subsidiaries to approve and adopt the Merger and this Agreement and (ii) take, or cause to be taken, all corporate actions necessary for it to approve and adopt the Merger and this Agreement.

     SECTION 5.4  FILINGS; REASONABLE BEST EFFORTS.

     (a) Subject to the terms and conditions herein provided, the Company and Parent shall:

          (i) promptly make their respective filings under the HSR Act and any applicable state antitrust laws with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act or such state laws;

          (ii) use their reasonable best efforts to satisfy the conditions to closing in Article 6 as promptly as practicable and to cooperate with one another in (1) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained from Governmental Authorities or other Persons in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby; and (2) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations;

          (iii) promptly notify each other of any communication concerning this Agreement or the Merger from any Governmental Authority and, subject to applicable law, permit the other party to review in advance any proposed communication concerning this Agreement or the Merger to any Governmental Authority;

          (iv) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat;

          (v) furnish counsel to the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Authorities or members of their respective staffs on the other hand, with respect to this Agreement and the Merger; and

          (vi) furnish the other party with such necessary information and reasonable assistance as such other party and its respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authorities, including any filings necessary or appropriate under the provisions of the HSR Act; provided that if the provisions of the HSR Act would prevent a party from disclosing such information to the other party, then such information may be disclosed to such party's counsel.

     (b)  Without limiting Section 5.4(a), Parent and the Company shall:

          (i) each use its reasonable best efforts to respond promptly to any requests for additional information made by the Department of Justice ("DOJ") or the Federal Trade Commission ("FTC"), and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing;

          (ii) not extend, directly or indirectly, any waiting period under the HSR Act or any applicable state antitrust law or enter into any agreement with a Governmental Authority to delay or not consummate the Merger except with the prior written consent of the other;

          (iii) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including defending through litigation on the merits any claim asserted in any court by any party; and

          (iv) each use reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than 60 days following the termination of all applicable waiting periods under the HSR Act, unless the parties are in litigation with the government, in which case at the conclusion of such litigation); provided that, notwithstanding anything to the contrary in this Section 5.4 or the remainder of this Agreement, neither Parent nor any of its Subsidiaries shall be required to agree to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices.

     (c) In connection with its obligations under this Section 5.4, the Company shall not, without Parent's prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters) in connection with the transactions contemplated under this Agreement.

     SECTION 5.5 INSPECTION. From the date hereof to the Effective Time, the Company shall allow all designated officers, attorneys, accountants and other representatives of Parent access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its Subsidiaries, including inspection of such properties; provided that no investigation by Parent pursuant to this Section 5.5 shall affect any representation or warranty given by the Company hereunder, and provided further that notwithstanding the provision of information or investigation by the Company, the Company shall not be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to any other party by reason of applicable law, rules or regulations, which the Company reasonably believes constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Parent will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All nonpublic information obtained pursuant to this Agreement shall be governed by the Confidentiality Agreement dated July 11, 2006 between Parent and the Company (the "Confidentiality Agreement").

     SECTION 5.6 PUBLICITY. The Company and Parent will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

     SECTION 5.7 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as expressly provided in Section 7.5 and provided that Parent shall reimburse the Company for its reasonable out of pocket expenses incurred in replying to any second request for additional information under the HSR Act in connection with the Merger.

     SECTION 5.8  INDEMNIFICATION AND INSURANCE.

     (a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of the Company and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of the Company as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, including the members of the Administrative Committee of the Company Plans (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"),
(i) Parent and the Surviving Corporation shall pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and (ii) Parent and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, neither Parent nor the Surviving Corporation shall be liable for any settlement effected without their written consent (which consent shall not be unreasonably withheld or delayed), and provided further that neither Parent nor the Surviving Corporation shall be obligated pursuant to this Section

5.8(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group. In no event shall Parent or the Surviving Corporation be required to indemnify any of the Indemnified Parties or advance any expenses on behalf of any of the Indemnified Parties pursuant to this Section 5.8 to any greater extent than the Company, as applicable, would have been required to so indemnify or advance expenses pursuant to the restated certificate of incorporation or bylaws of the Company or contractual indemnification agreements binding on the Company (including board resolutions relating to the Administrative Committee of the Company Plans) which such contractual indemnification agreements and board resolutions are disclosed on Schedule 5.8(a) of the Disclosure Letter, each as in existence on the date hereof.

     (b) The parties agree that the rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any action or suit, in the restated certificate of incorporation, bylaws and any board resolutions relating to the Administrative Committee of the Company Plans and indemnification agreement of the Company with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification and advancement of expenses in respect of any Action pending or asserted or claim made within such period shall continue until the disposition of such Action or resolution of such claim.

     (c) For a period of six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain or cause to be maintained officers' and directors' liability insurance ("D&O Insurance") covering the Indemnified Parties who are or at any time prior to the Effective Time were covered by the Company's existing D&O Insurance policies on terms substantially no less advantageous to such Indemnified Parties than such existing D&O Insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, however, that, after the Effective Time, Parent and the Surviving Corporation shall not be required to pay annual premiums in excess of 200% of the 2006 annual premium paid by the Company (the amount of which premium is set forth in Schedule 5.8(c) of the Disclosure Letter) (the "the Company Maximum Premium"), but in such case shall purchase as much coverage as reasonably practicable for such amount. The Company shall have the right, subject to the consent of Parent, which consent shall not be unreasonably withheld, to cause coverage to be extended under the Company's D&O Insurance policy by obtaining a six-year "tail" policy on terms and conditions no less advantageous than the Company's existing D&O Insurance, and such "tail" policy shall satisfy the provisions of this Section 5.8 with respect to

Indemnified Parties who are or at any time prior to the Effective Time were covered by the Company's existing D&O Insurance.

     (d) The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated hereby and are expressly intended to benefit each of the Indemnified Parties. In the event Parent or the Surviving Corporation or any of their successors or assigns (i) is consolidated with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger and the obligations of Parent or the Surviving Corporation under this Section 5.8 do not become the obligations of the successor under operation of law or
(ii) transfers all or substantially all of its assets to any Person, then and in either such case, Parent and the Surviving Corporation shall cause proper provision be made so that the successors and assigns of Parent or the Surviving Corporation shall expressly assume in writing the obligations of Parent and the Surviving Corporation set forth in this Section 5.8 that still survive.

     SECTION 5.9  EMPLOYEE BENEFITS.

     (a) Parent hereby agrees to honor, and agrees to cause its Subsidiaries to honor, all employee benefit plans, contracts, agreements and binding commitments of the Company maintained or entered into by the Company prior to the date hereof that apply to any current or former employee or current or former director of the Company or any Subsidiaries of the Company (each, an "Employee"), including all Company Plans and the employment agreements between the Company and certain of its key employees (copies of which employment agreements have been furnished to Parent); provided, however, that, except as otherwise expressly provided in this
Section 5.9, Parent reserves the right to modify or terminate any such plan, contract, agreement or binding commitment in accordance with its terms.

     (b)  Notwithstanding the provisions of Section 5.9(a):

          (i) Parent shall honor all binding commitments of the Company set forth in the ESOP Substitute Excess Deferred Compensation Benefit Plan, the amounts of which commitments are set forth in Schedule 5.9(b)(i) of the Disclosure Letter.

          (ii) Parent agrees that if the Closing has not occurred, the Company may make routine grants of Restricted Stock in December 2006; provided, however, that the terms of such grants of Restricted Stock shall provide that the entire amount of such grants will be forfeited immediately prior to the Effective Time.

          (iii) Parent covenants and agrees that for a period of at least one year following the Effective Time, the benefits taken as a whole offered under the Surviving Corporation's and/or the Parent's benefit plans, programs, policies and arrangements to Employees will be no less favorable, taken as a whole, to such Employees than the benefits offered under the Company Plans as of the Closing. Without limiting the generality of the foregoing, Employees shall be given credit for years of service with the Company under all applicable plans, programs, policies and arrangements of Parent, there shall be no gaps or lapses of coverage for Employees under group health plans, and Parent shall cause (A) such Employees and their eligible dependents who are participating in the Company group health plan as of the Effective Time to be credited under Parent's group health plans for the year during which such coverage under such group health plans begins, with any deductibles and copayments already incurred during such year under the group health plans of the Company, and (B) Parent's group health plan to waive any preexisting condition restrictions to the extent necessary to provide immediate coverage to the extent such preexisting condition restrictions have been waived, or would have been waived, under the Company's group health plans or as otherwise required by applicable law.

          (iv) Parent agrees to implement a severance plan on the terms set forth in Schedule 5.9(b)(iv) of the Disclosure Letter with respect to any Employee whose employment is terminated without cause within one year following the Effective Time.

          (v) Parent agrees that (A) bonuses will continue to accrue under the Company's existing 2006 Management Discretionary Bonus Plan through the Effective Time, shall be allocated to Employees by the Company's board of directors and senior officers in accordance with such plan, and shall be paid by the Company promptly after the allocation is made, and (B) the Company may establish a bonus pool, which shall be allocated and paid at the Effective Time to Employees as the Company's board of directors shall determine in its sole discretion, provided, however, that the aggregate amount of bonuses paid under the plans described in clauses (A) and (B) shall not in the aggregate exceed $13,000,000.

          (vi) To the extent not made by the Company prior to the Effective Time, Parent shall make (A) the allocations due up to the Effective Time under the Giant Industries, Inc. and Affiliated Companies Deferred Compensation Plan, and set aside corresponding amounts in the grantor trust associated therewith, and (B) any mandatory matching and 3% supplemental contributions due up to the Effective Time under the Giant Industries, Inc. & Affiliated Companies 401(k) Plan, in each case as set forth in Schedule 5.9(b)(vi) of the Disclosure Letter.

     (c)  In addition to the foregoing:

          (i) Parent shall pay or reimburse the Employees who have employment agreements with the Company as of the date of this Agreement for any excise taxes imposed on compensation payable to them as a result of the Merger as set forth in Schedule 5.9(c)(i) of the Disclosure Letter.

          (ii) Parent agrees to continue in effect the retiree medical coverage described in Schedule 5.9(c)(ii) or provide equivalent coverage, subject to the limitations described in Schedule 5.9(c)(ii).

     (d) Nothing in this Section 5.9 shall be construed as a contract of employment, and this Section 5.9 shall not give any employee the right to be retained in the employ of Parent or any of its Subsidiaries. Except as provided in Section 5.9(b) and Section 5.9(c), nothing in this Section 5.9 shall be construed to require the provision of coverage or benefits to an Employee except to the extent such coverage or benefits is otherwise required pursuant to applicable law, the terms of the applicable plan or arrangement or any employment agreement or employment offer letter.

     (e) Except for the rights conferred pursuant to Section 5.9(c), nothing herein shall be construed to cause the Employees to be third party beneficiaries with respect to the provisions of this Section 5.9 or have any rights to enforce such provisions against the parties.

     SECTION 5.10  TAX MATTERS.

     (a) Each of the Company and its Subsidiaries shall duly and timely file all Tax Returns that it is required to file and shall pay all unpaid Taxes shown on such Tax Returns, subject to timely extensions permitted by law; provided, however, that the Company shall promptly notify Parent of any such extensions.

     (b) The Company shall provide Parent with a certification in accordance with the requirements of Treasury Regulation Section 1.1445-2(c)(3) that it is not a United States real property holding corporation.

     SECTION 5.11 RESIGNATIONS. At or prior to the Closing, the Company shall deliver to Parent the written resignations of all members of the board of directors of the Company and all officers of the Company to be effective at the Effective Time.

     SECTION 5.12 409A COMPLIANCE. Parent agrees that prior to the Effective Time, the Company shall be permitted to amend the Company Plans impacted by Code Section 409A to the extent necessary to preserve the intended benefits and avoid adverse tax consequences under Code Section 409A to the participants; provided, however, that no amendment shall be made that could reasonably be expected to result in an increase in cost to, or liability of, the Company except for the time value of money if payment of benefits is required to be accelerated. Parent further agrees that, to the extent that additional amendments may be necessary after the Effective Time to preserve the intended benefits and avoid adverse tax consequences under Code Section 409A to the participants, Parent shall cause such amendments to be made, provided that no such amendment shall be made that could reasonably be expected to result in an increase in cost to, or liability of, the Parent or the Surviving Corporation except for the time value of money if payment of benefits is required to be accelerated.

     SECTION 5.13 DEBT TENDER OFFER. (a) In the event and at such time as requested by Parent (provided that Parent shall coordinate with the Company regarding such timing), the Company shall (i) commence a cash tender offer to purchase all of the Company's outstanding 11% Senior Subordinated Notes due 2012 (the "11% Notes") and the Company's outstanding 8% Senior Subordinated Notes due 2014 (the "8% Notes", and together with the 11% Notes, the "Senior Subordinated Notes"), or either the 11% Notes or 8% Notes, as requested by Parent, and (ii) solicit the consent of the holders of the Senior Subordinated Notes (or the 8% Notes or 11% Notes, as requested by Parent), regarding the amendments (the "Indenture Amendments") described on Schedule 5.13 hereto to the covenants contained in the indentures to which the Senior Subordinated Notes (or the 8% Notes or 11% Notes, as applicable) are subject. Any such offer to purchase and consent solicitation (the "Debt Offer") shall be made on such terms and conditions as are described on Schedule 5.13 and such other terms and conditions agreed to by Parent; provided, that, in any event, the parties agree that the terms and conditions of the Debt Offer shall provide that the closing thereof shall be contingent upon the closing of the Merger. The Company shall waive any of the conditions to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as may be reasonably requested by Parent, and the Company shall not, without Parent's prior consent, waive any condition to the Debt Offer described on Schedule 5.13, or make any changes to the terms and conditions of the Debt Offer. The Company covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the terms and conditions to the Debt Offer, it will accept for payment, and pay for, the Senior Subordinated Notes (or the 8% Notes or 11% Notes, as applicable) and effect the Indenture Amendments, in each case contemporaneously with, and contingent upon, the Effective Time. The Company shall enter into a customary dealer manager agreement and a customary information agent agreement with a dealer manager and information agent, respectively, recommended by Parent (and reasonably acceptable to the Company) on terms acceptable to Parent. Parent shall pay directly to the dealer manager and the information agent all compensation owed to them under their respective agreements relating to the Debt Offer, whether or not the Merger is consummated.

     (b) Promptly upon the request of Parent, the Company shall prepare, subject to advice and comments of Parent, an offer to purchase the Senior Subordinated Notes (or the 8% Notes or 11% Notes, as applicable) and forms of the related letters of transmittal and summary advertisement, as well as all other information and exhibits that may be necessary or advisable in connection with the Debt Offer (collectively, the "Offer Documents"). In the event that this Agreement is terminated in accordance with Article 7, the Company will have the right to amend the Offer Documents without Parent's consent. All mailings to the holders of Senior Subordinated Notes in connection with the Debt Offer shall be subject to the prior review, comment and approval of Parent; provided, however, that Parent's comment and approval shall not be unreasonably withheld or delayed. The Company will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Senior Subordinated Notes as promptly as practicable following receipt of the request from Parent under paragraph
(a) above to do so.

     (c) If at any time prior to the Effective Time any information should be discovered by any party hereto, which should be set forth in an amendment or supplement to the Offer Documents mailed to holders of Senior Subordinated Notes (or the 8% Notes or 11% Notes, as applicable) so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable law, an appropriate amendment or supplement describing such information shall promptly be prepared by the Company and, if required, filed by the Company with the SEC or disseminated by the Company to the holders of the Senior Subordinated Notes (or the 8% Notes or 11% Notes, as applicable).

                              ARTICLE 6
                              CONDITIONS

     SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by mutual agreement of the parties at or prior to the Closing Date of the following conditions:

     (a)  The Company Requisite Vote shall have been obtained.

     (b) (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger shall have expired or been terminated under the HSR Act and (ii) any mandatory waiting period or required consent under any applicable state or foreign competition or antitrust law or regulation shall have expired or been obtained except where the failure to observe such waiting period or obtain a consent referred to in this clause (ii) would not reasonably be expected to delay or prevent the consummation of the Merger or have a material adverse effect on the expected benefits of the transactions contemplated by this Agreement to Parent.

     (c) None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the Merger, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits or makes unlawful the consummation of the Merger.

     SECTION 6.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment by Parent and Merger Sub or waiver by the Company at or prior to the Closing Date of the following conditions:

     (a) Parent and Merger Sub shall have performed in all material respects their respective covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by any materiality qualification shall be true and correct and (ii) to the extent not qualified by any materiality qualification shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and the Company shall have received a certificate of Parent, executed on its behalf by its Chief Executive Officer, Chief Financial Officer or Chief Administrative Officer, dated the Closing Date, certifying to such effect.

     SECTION 6.3 CONDITIONS TO OBLIGATION OF PARENT TO EFFECT THE MERGER. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment by the Company or waiver by Parent at or prior to the Closing Date of the following conditions:

     (a) The Company shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Material Adverse Effect or any other materiality qualification shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and Parent shall have received a certificate of the Company, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to such effect.

     (b) The Consulting and Non-Competition Agreement entered into on the date hereof between Parent and Fred L. Holliger, which is to be effective as of the Effective Time, shall remain in full force and effect.

     (c) The number of Dissenting Shares shall not exceed 10% of the total number of Shares.

     (d) If Parent has requested the Company to conduct the Debt Offer, not less than a majority of the aggregate principal amount of the Senior Subordinated Notes (or the 11% Notes or the 8% Notes, as applicable) shall have been tendered and accepted for payment by the Company in accordance with the terms and conditions of the Debt Offer, and the Indenture Amendments shall have been approved and shall have become effective, in each case concurrently with the effectiveness of the Merger.

                                ARTICLE 7
                               TERMINATION

     SECTION 7.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the Company and Parent approved by action of their respective boards of directors.

     SECTION 7.2 TERMINATION BY PARENT OR THE COMPANY. At any time prior to the Effective Time, this Agreement may be terminated by the Company or Parent, in either case by action of its board of directors, if:

     (a) The Merger shall not have been consummated by March 31, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose failure or whose affiliates' failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date; or

     (b) A Governmental Authority shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have complied with Section
5.4 and with respect to other matters not covered by Section 5.4 shall have used its reasonable best efforts to remove such injunction, order or decree.

     SECTION 7.3 TERMINATION BY THE COMPANY. At any time prior to the Effective Time, this Agreement may be terminated by the Company, by action of its board of directors, if:

     (a) (i) There has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section
6.2 would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Parent by the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 7.3(a) shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.3(a) shall not be satisfied;

     (b) At any time prior to obtaining the Requisite Vote, the board of directors of the Company shall have withdrawn the Board's approval or recommendation of this Agreement and the Merger and recommended and declared advisable a Superior Proposal, or resolved to do the foregoing, after the board of directors shall have determined in good faith after consultation with its outside legal counsel that the failure to so withdraw its recommendation and recommend such Superior Proposal would result in a breach of its fiduciary obligations under applicable law; provided, however, that the Company shall not have the right to terminate pursuant to this Section 7.3(b) until it (i) shall have delivered to Parent written notice at least four business days prior to such termination of the Company's intention to terminate pursuant to this Section 7.3(b), which notice shall state the most recent terms and conditions of the Superior Proposal, the identity of the Person or group making the Superior Proposal, and a copy of the definitive agreement proposed to be entered into in connection with the Superior Proposal; and (ii) shall have provided Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement and negotiate in good faith with respect thereto during such four-business day period, so that such proposal no longer constitutes a Superior Proposal (which shall be considered by the Company's board of directors in good faith, after consultation with nationally recognized outside legal counsel, which may be its current outside legal counsel), in which case the Company shall no longer have the right to terminate under this Section 7.3(b) with respect to such proposal; provided that, prior to such termination, the Company shall have paid the fee and reimbursed the expenses required by Section 7.5 by wire transfer in same day funds to an account designated by Parent.

     SECTION 7.4 TERMINATION BY PARENT. At any time prior to the Effective Time, this Agreement may be terminated by Parent, by action of its board of directors, if:

     (a) (i) There has been a breach by the Company of any representation, warranty covenant or agreement set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 7.4(a) shall not be available to Parent if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.2(a) shall not be satisfied; or

     (b) The board of directors of the Company shall have withdrawn, modified, withheld or changed, in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, or recommended a Superior Proposal, or resolved to do any of the foregoing.

     SECTION 7.5  EFFECT OF TERMINATION.

     (a)  If this Agreement is terminated:

          (i)  by the Company pursuant to Section 7.3(b); or

          (ii) by Parent pursuant to Section 7.4(b);

then the Company shall pay to Parent the Termination Amount (as defined below) and, in addition, reimburse Parent for all expenses incurred by Parent in connection with this Agreement up to $1,000,000 (the "Maximum Reimbursement Amount") prior to or upon termination of this Agreement. All payments under this Section 7.5 shall be made in cash by wire transfer to the account designated in Schedule 7.5 of the Disclosure Letter or such other account designated by Parent in writing to the Company prior to the time of such termination. The term "Termination Amount" shall mean $37,500,000. The Company acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 7.5, and, in order to obtain such payments, Parent commences a suit which results in a judgment against the Company for the payments set forth in this Section 7.5, the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the Termination Amount and the Maximum Reimbursement Amount from the date payments were required to be made until the date of such payments at the prime rate of Bank of America, N.A. in effect on the date such payments were required to be made plus one percent (1%). If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 7.5, it shall not be a defense to the Company's obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

     (b) If this Agreement is terminated by the Company or Parent pursuant to Section 7.2(a) and on the date of termination the conditions set forth in Section 6.1(b) have not been satisfied, or if this Agreement is terminated by the Company pursuant to Section 7.3(a), the Escrow Agent shall pay the Deposit to the Company pursuant to the Escrow Agreement as liquidated damages and not as a penalty, and such termination and liquidated damages shall be the Company's sole remedy in such events. If this Agreement is terminated for any other reason, the Escrow Agent shall pay the Deposit to Parent pursuant to the Escrow Agreement.

     (c) In addition to the foregoing, if this Agreement is terminated for any reason other than by Parent pursuant to Section 7.4(a) and the Company has undertaken the Debt Offer at the request of Parent, then Parent shall reimburse the Company within two business days following such termination for its reasonable costs and expenses incurred in connection with the Debt

Offer (other than the dealer manager and information agent fees, which Parent agrees to pay directly in all circumstances), up to a maximum of $250,000.

                                 ARTICLE 8
                            GENERAL PROVISIONS

     SECTION 8.1  SURVIVAL.

     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to Article 7, all rights and obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Sections 5.6, 5.7 and 7.5 and except for the provisions of this
Section 8.1 and Sections 8.3, 8.4, 8.6, 8.8, 8.9, 8.11 and 8.12 and the
Confidentiality Agreement; provided, however, that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants or agreements set forth in this Agreement and, subject to Sections 7.5 and 8.12, all rights and remedies of such nonbreaching party under this Agreement in the case of such a breach, at law or in equity, shall be preserved.

     (b) None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger; provided, however, that ARTICLE 2, this ARTICLE 8 and the agreements contained in Sections 5.7, 5.8, 5.9 and
5.12 shall survive the consummation of the Merger, unless otherwise expressly provided herein.

     SECTION 8.2 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

     (a)  if to Parent or Merger Sub:

             Western Refining, Inc.
             6500 Trowbridge Road
             El Paso, Texas 79905
             Facsimile:  (915) 775-5587
             Attn: Paul L. Foster, President and Chief Executive Officer

             with a copy to (which shall not constitute notice):

             Andrews Kurth LLP
             600 Travis, Suite 4200
             Houston, Texas  77002
             Facsimile:  (713) 220-4285
             Attn:  W. Mark Young

     (b)  if to the Company:

             Giant Industries, Inc.
             23733 North Scottsdale Road
             Scottsdale, Arizona 85255
             Facsimile:  (480) 585-8894
             Attn:  Fred L. Holliger, Chief Executive Officer

             with a copy to (which shall not constitute notice):

             Ballard Spahr Andrews & Ingersoll, LLP
             3300 Tower, Suite 1800
             3300 North Central Avenue
             Phoenix, AZ  85012-2518
             Facsimile: (602) 798-5595
             Attn:  Karen McConnell

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     SECTION 8.3 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for the provisions of ARTICLE 2 and as provided in Sections 5.8, 5.9(c) and 5.12, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 8.4 ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement, the exhibits to this Agreement, the Disclosure Letter and any other documents contemplated hereby or thereby constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, MERGER SUB OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY

OTHER PARTY OR ANY OTHER PARTY'S REPRESENTATIVES OF ANY DOCUMENT OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     SECTION 8.5 AMENDMENTS. This Agreement may be amended by the parties hereto, by action taken or authorized by their boards of directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 8.6 GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL; ATTORNEYS' FEES. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. EACH OF THE COMPANY, MERGER SUB AND PARENT HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE COMPETENT COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA, IN EITHER CASE LOCATED IN WILMINGTON, DELAWARE (THE "DELAWARE COURTS") FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PREVAILING PARTY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE ENTITLED TO RECEIVE OR BE REIMBURSED FOR ITS REASONABLE ATTORNEYS' FEES.

     SECTION 8.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

     SECTION 8.8 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

     SECTION 8.9  INTERPRETATION.  In this Agreement:

     (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     (b)  The words "include", "includes" and "including" are not limiting.

     (c) The phrase "to the knowledge of" and similar phrases relating to knowledge of the Company shall mean, with respect to the Company, the actual knowledge of those officers and employees of the Company set forth on Schedule 8.9 of the Disclosure Letter, without duty of inquiry.

     (d) "Material Adverse Effect" shall mean any change, event or effect that, individually or together with other changes, events or effects, has been or would reasonably be expected to be materially adverse to (a) the business, assets and liabilities (taken together), results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis or (b) the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement or fulfill the conditions to closing set forth in ARTICLE 6, except to the extent that such change, event or effect results from (i) general political or economic conditions (including prevailing interest rates and stock market levels) in the United States or other countries in which the Company or its Subsidiaries operate,
(ii) effects of conditions or events that are generally applicable to the petroleum refining industry, including effects of changes in the price of crude oil and product prices, (iii) changes in laws or regulations affecting the petroleum refining industry generally, or (iv) the announcement or pendency of the Merger, or changes or effects resulting from the taking of any action required to comply with the express terms of this Agreement; provided, however, that such changes, events or effects described in clauses (i), (ii) or (iii) do not affect the Company in a materially disproportionate manner relative to other companies in the petroleum refining industry.

     (e) "Person" or "person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

     (f) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

     (g) "Tax" (including, with correlative meaning, "Taxes" and "Taxable") means (i)(A) any net income, gross income, business and occupation, admissions, gross receipts, sales, use, value added, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever, together with (B) any interest and any penalty, addition to tax or additional amount imposed by any governmental body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax; (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other corporation or entity at any time prior to the Closing Date; and
(iii) any liability for the payment of any amount of the type described in the preceding clauses (i) or (ii) as a result of a contractual obligation to any other Person.

     (h) "Tax Return" means any report, return or other information (including any attached schedules or any amendments to such report, return, document, declaration or any other information) required to be supplied to or filed with any Tax Authority or jurisdiction (foreign or domestic) with respect to any Tax, including an information return or any document with respect to or accompanying payments.

     SECTION 8.10 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. The failure of any party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

     SECTION 8.11 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     SECTION 8.12 ENFORCEMENT OF AGREEMENT; LIMITATION ON DAMAGES. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity. IN NO EVENT SHALL ANY PARTY BE LIABLE IN RESPECT OF THIS AGREEMENT FOR PUNITIVE OR EXEMPLARY DAMAGES.

     SECTION 8.13 OBLIGATION OF MERGER SUB. Whenever this Agreement requires Merger Sub (or its successors) to take any action prior to the Effective Time, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action and a guarantee of the performance thereof.

     SECTION 8.14 EXTENSION; WAIVER. At any time prior to the Effective Time, each party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                          [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                          WESTERN REFINING, INC.

                          By:     /s/ Paul L. Foster
                             ------------------------------------------
                          Name:   Paul L. Foster
                          Title:  CEO


                          NEW ACQUISITION CORPORATION

                          By:     /s/ Paul L. Foster
                             ------------------------------------------
                          Name:   Paul L. Foster
                          Title:  CEO


                          GIANT INDUSTRIES, INC.

                          By:     /s/ Fred L. Holliger
                             ------------------------------------------
                          Name:   Fred L. Holliger
                          Title:  Chairman and Chief Executive Officer



























                Signature Page to Agreement and Plan of Merger